Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Bluejay Diagnostics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	6,930,000	$2.5950	$17,983,350.00	0.0001381	$2,483.50

Total Offering Amounts:							$17,983,350.00		2,483.50
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,483.50

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on October 21, 2025, which date is a date within five business days of the filing of this registration statement.

Consists of (i) 175,000 shares of common stock, (ii) 2,075,000 shares of common stock issuable upon the exercise of pre-funded warrants, (iii) 4,500,000 shares of common stock issuable upon the exercise of series F warrants and (iv) 180,000 shares of common stock issuable upon the exercise of placement agent warrants.